As filed with the Securities and Exchange Commission on November 29, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

NERDY INC.

(Exact name of registrant as specified in its charter)

Delaware	98-1499860
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Nerdy Inc.

101 S. Hanley Rd., Suite 300

St. Louis, MO 63105

Telephone: (314) 412-1227

(Address of Principal Executive Offices)

NERDY INC. 2021 EQUITY INCENTIVE PLAN (THE “2021 PLAN”)

NERDY INC. 2016 U.S. UNIT APPRECIATION RIGHTS PLAN (THE “U.S. PLAN”)

NERDY INC. 2016 CANADIAN UNIT APPRECIATION RIGHTS PLAN (THE “CANADIAN PLAN”)

(Full Title of the Plans)

Charles Cohn

Chief Executive Officer

Nerdy Inc.

101 S. Hanley Rd., Suite 300

St. Louis, MO 63105

(314) 412-1227

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John M. Mutkoski

Jocelyn M. Arel

Evyn W. Rabinowitz

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, $0.0001 par value per share pursuant to the 2021 Plan	27,774,924 shares (2)	$6.17(3)	$171,371,281(3)	$15,886
Class A Common Stock, $0.0001 par value per share pursuant to the U.S. Plan	6,782,721 shares (4)	$6.17 (5)	$41,849,389(5)	$3,880
Class A Common Stock, $0.0001 par value per share pursuant to the Canadian Plan	845,062 shares (6)	$6.17 (7)	$5,214,033(7)	$483
Total			$218,434,703	$20,249

(1)	Represents total shares of common stock currently being reserved for future issuance under the 2021 Plan, the U.S. Plan and the Canadian Plan.
(2)	Represents 27,774,924 shares of common stock reserved for future issuance under the 2021 Plan.
(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act, and based on the average of the high and low sale prices of Nerdy Inc.’s common stock as reported on the New York Stock Exchange (the “NYSE”) as of November 24, 2021 (such date being within five business days of the date that this Registration Statement was filed with the Securities and Exchange Commission (the “Commission”)).

(4)

Represents 6,782,721 shares of common stock reserved for future issuance pursuant to the number of shares of common stock converted from the vested and unvested units that remained outstanding under the U.S. Plan, as of the effective date.

(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act, and based on the average of the high and low sale prices of Nerdy Inc.’s common stock as reported on the NYSE as of November 24, 2021 (such date being within five business days of the date that this Registration Statement was filed with the Commission).

(6)

Represents 845,062 shares of common stock reserved for future issuance pursuant to the number of shares of common stock converted from the vested and unvested units that remained outstanding under the Canadian Plan, as of the effective date.

(7)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act, and based on the average of the high and low sale prices of Nerdy Inc.’s common stock as reported on the NYSE as of November 24, 2021 (such date being within five business days of the date that this Registration Statement was filed with the Commission).

Proposed sales to take place as soon after the effective date of the Registration Statement as awards are granted, exercised or distributed under the above named plans, as practical.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The registrant hereby incorporates by reference into this Registration Statement the following documents filed with the Commission:

(a)	The prospectus filed by the registrant with the Commission pursuant to Rule 424(b) under the Securities Act, on October 15, 2021, relating to the Registration Statement on Form S-1, as amended (File No. 333-260266), which became effective as of October 25, 2021 and contains the registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b)	The registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2021 (as filed with the Commission on November 15, 2021), June 30, 2021 (as filed with the Commission on August 11, 2021) and March 31, 2021 (as filed with the Commission on May 14, 2021);

(c)	The description of the registrant’s common stock contained in the registrant’s registration statement on Form 8-A (File No. 333-248594 ) filed by the registrant with the Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on October 6, 2020, including any amendments or reports filed for the purpose of updating such description; and

(d)	The registrant’s Current Reports on Form 8-K filed with the Commission on September 24, 2021, September 16, 2021, August 23, 2021, August 12, 2021, July 19, 2021, May 7, 2021 and January 29, 2021 (other than information furnished rather than filed).

All documents that the registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Additionally, our Certificate of Incorporation limits the liability of our directors to the fullest extent permitted by the DGCL, and our Bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered into and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was our director or officer or was serving at our request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance all fees, expenses and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

EXHIBIT INDEX

Exhibit No.	Description

3.1	Certificate of Incorporation of Nerdy Inc. (incorporated by reference to Exhibit 3.1 filed with Nerdy’s Form 8-K filed by Nerdy on September 24, 2021 (File No. 001-39595)).

3.2	Bylaws of Nerdy Inc. (incorporated by reference to Exhibit 3.2 filed with Nerdy’s Form 8-K filed by Nerdy on September 24, 2021 (File No. 001-39595)).

4.1	Registration Rights Agreement (incorporated by reference to Exhibit 10.1 filed with Nerdy’s Form 8-K filed by Nerdy on September 24, 2021 (File No. 001-39595).

4.2	Warrant Agreement, dated as of October 9, 2020, between the Company and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 filed with TPG Pace’s Form 8-K filed by TPG Pace on October 13, 2020 (File No. 001-39595)).

5.1*	Opinion of Goodwin Procter LLP.

23.1*	Consent of KPMG LLP, independent registered accounting firm for TPG Pace.

23.2*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for Nerdy.

23.3*	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

24.4*	Power of Attorney (included on signature page).

99.1	Nerdy Inc. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.4 filed with Nerdy’s Form 8-K filed by Nerdy on September 24, 2021 (File No. 001-39595)).

99.2*	2016 U.S. Unit Appreciation Rights Plan.

99.3*	2016 Canadian Unit Appreciation Rights Plan.

99.4	Restricted Stock Unit Award Agreement for Company Employees under the Nerdy 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.5 filed with Nerdy’s Form 8-K filed by Nerdy on September 24, 2021 (File No. 001-39595)).

99.5	Form Restricted Stock Unit Award Agreement for Consultants under the Nerdy 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.5 filed with Nerdy’s Form 8-K filed by Nerdy on September 24, 2021 (File No. 001-39595)).

*	Filed herewith.

Item 9. Undertakings.

(a) The registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on the 29th day of November, 2021.

NERDY INC.

By:	/s/ Charles Cohn
Charles Cohn
Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints each of Charles Cohn and Jason Pello as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following person in the capacities and on the date indicated below.

Name	Title	Date

/s/ Charles Cohn Charles Cohn	Director and Chief Executive Officer (Principal Executive Officer)	November 29, 2021

/s/ Jason Pello Jason Pello	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 29, 2021

/s/ Catherine Beaudoin	Director	November 29, 2021
Catherine Beaudoin

/s/ Erik Blachford	Director	November 29, 2021
Erik Blachford

/s/ Rob Hutter	Director	November 29, 2021
Rob Hutter

/s/ Christopher Marshall	Director	November 29, 2021
Christopher Marshall

/s/ Greg Mrva	Director	November 29, 2021
Greg Mrva

/s/ Kathleen Philips	Director	November 29, 2021
Kathleen Philips